Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

EXPRO GROUP HOLDINGS N.V. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2022 RESULTS

Robust operational performance and profitable growth driven by breadth of portfolio, depth of expertise, global operating footprint and strong financial profile

Realized annualized merger-related cost synergies of approximately $66 million through fourth quarter of 2022,

thereby achieving company's target for total support costs as a percentage of revenue of 20%

Provides 2023 revenue and Adjusted EBITDA margin outlook

HOUSTON - February 23, 2023 - Expro Group Holdings N.V. (NYSE: XPRO) (the “Company” or “Expro”) today reported financial and operational results for the three months and year ended December 31, 2022.

Fourth Quarter 2022 Financial Highlights

•

Revenue was $351 million compared to revenue of $334 million in the third quarter of 2022, a sequential increase of $17 million, or 5%, driven by increased activity in Europe and Sub-Saharan Africa (ESSA) and Middle East and North Africa (MENA).

•

Net income for the fourth quarter of 2022 was $13 million, or $0.12 per diluted share, compared to a net loss of $18 million, or $0.16 per diluted share, for the third quarter of 2022. Adjusted net income[1] for the fourth quarter of 2022 was $24 million, or $0.22 per diluted share, compared to an adjusted net loss for the third quarter of 2022 of $8 million, or $0.07 per diluted share. Results for the fourth quarter of 2022 and third quarter of 2022 include foreign exchange gains (losses) of $2 million and ($8) million, respectively, or $0.02 and ($0.07) per diluted share, respectively.

•

Adjusted EBITDA[1] was $70 million, a sequential increase of $22 million, or 46%, driven by higher activity during the fourth quarter and lower start-up and commissioning costs incurred on a large subsea project in Asia Pacific (APAC) during the fourth quarter of 2022 as compared to the third quarter of 2022. Adjusted EBITDA margin for fourth quarter of 2022 and third quarter of 2022 was 20% and 14%, respectively. Excluding $5 million and $17 million of start-up and commissioning costs on the above referenced subsea project that were recognized during the fourth and third quarter of 2022, Adjusted EBITDA would have been $75 million and $65 million, in the fourth and third quarter respectively, and Adjusted EBITDA margin would have been 21% and 19%, respectively.

•	Net cash provided by operating activities for the fourth quarter of 2022 was $93 million compared to net cash used in operating activities of $1 million for the third quarter of 2022. The increase was primarily due to a combination of a $46 million decrease in working capital during the fourth quarter as compared to an increase in working capital by $29 million during the third quarter of 2022, higher Adjusted EBITDA (as referenced above), and dividend receipts of $4 million during the fourth quarter of 2022. Adjusted cash flow from operations[1] for the fourth quarter of 2022 was $99 million compared to $8 million for the third quarter of 2022.

Full Year 2022 Financial Highlights

•

Revenue was $1,279 million for the year ended December 31, 2022, an increase of $453 million, or 55%, compared to $826 million for the year ended December 31, 2021. The merger of legacy Frank's and legacy Expro, which closed on October 1, 2021 (the "Merger"), contributed $386 million of the increase, with the remaining increase driven by increased activity across all of Expro’s operating segments.

•

Net loss was $20 million for  the year ended December 31, 2022, or $0.18 per diluted share, compared to a net loss of $132 million, or $1.64 per diluted share, for the year ended December 31, 2021. Adjusted net income for the year ended December 31, 2022 was $19 million, or $0.18 per diluted share, compared to adjusted net loss for the year ended December 31, 2021 of $19 million, or $0.24 per diluted share.

•

Adjusted EBITDA increased by $80 million, or 63%, to $206 million for the year ended December 31, 2022 from $126 million for the prior year. The increase in Adjusted EBITDA was due to impacts of the Merger, synergies associated with the Merger, and increased activity during the year ended December 31, 2022, partially offset by start-up and commissioning costs incurred on a large subsea project during 2022. Adjusted EBITDA margin was approximately 16% and 15% for 2022 and 2021, respectively, with the improvement in margins driven by a combination of a more favorable activity mix and lower support costs as a result of Merger-related synergies, partially offset by start-up and commissioning costs incurred on a large subsea project. Excluding the $28 million of start-up and commissioning costs incurred during the year ended December 31, 2022, Adjusted EBITDA would have been $234 million and Adjusted EBITDA margin would have been 18%.

•	Net cash provided by operating activities for the year ended December 31, 2022 was $80 million compared to $16 million for year ended December 31, 2021, primarily due to an increase in Adjusted EBITDA (as referenced above), partially offset by an increase in income tax payments of $13 million. Adjusted cash flow from operations for the year ended December 31, 2022 was $115 million compared to $65 million for year ended December 31, 2021.

1. A non-GAAP measure.

Michael Jardon, Chief Executive Officer, noted “Expro delivered an exceptionally strong fourth quarter with financial results at the top end of our expectations. Having recently crossed the one-year mark since completing the merger of Expro and Frank’s International, our strong results show that we are beginning to realize the full potential of our combined organization while achieving efficiencies and expanding margins. As a result, we enter 2023 in a strong position for continued profitable growth, with a robust order book supported by strong demand trends for our services and solutions.

“A positive fundamental backdrop, together with our broad portfolio of services and solutions, global reach, and merger-related efficiency gains, should allow us to better leverage the combined organization’s customer relationships, capitalize on market opportunities in key growth areas, and achieve profitable growth throughout 2023 and beyond.

“We are also pleased to announce that our sustainability efforts have again received external recognition. MSCI, one of the most important organizations evaluating companies’ ESG programs, upgraded Expro’s sustainability rating by two full levels from a BB to a single-A rating in 2022. We have also achieved an upgrade rating from CDP, a not-for-profit charity that runs the global disclosure system for investors, companies, cities, states and regions to manage their environmental impacts.

“This recognition is a reflection of our substantial company-wide efforts to both advance our carbon-reduction capabilities and to embed our environmental, social and governance strategy into everything that we do, both within our business and in the communities in which we operate.

“We believe our industry must be part of the solution to realize a lower carbon future, and as we advance our strategy through 2023 and beyond, we will continue to develop the technologies and solutions to manage our own emissions and assist our clients in reducing theirs.

“We remain confident that the pipeline of projects we are seeing will support strong, multi-year growth for the energy services sector, driven by an extended period of under-investment in global upstream production. We are also confident that we will continue to grow our pipeline of projects due to our strong presence in key international and offshore markets and the breadth of our portfolio of innovative solutions. With strong momentum building in longer-cycle projects, we expect international demand to accelerate through 2023 in order to add production capacity and thereby meet expected increases in demand.

“We are incredibly excited about the platform we have built and the opportunities ahead for our business. For 2023, we expect improving profitability to drive improved cash flow generation as we capitalize on tailwinds in our industry and the strong demand for our innovative, sustainable solutions. Based on our strong performance in 2022 and a positive activity outlook, we currently anticipate generating revenues of between $1,450 million to $1,550 million in 2023. Adjusted EBITDA in 2023 is expected to be between $275 million and $325 million, and Adjusted EBITDA margin is expected to be between 19% and 21% of revenue. Consistent with historical patterns, revenue and profitability in the first quarter of 2023 are expected to be negatively impacted by the winter season in the Northern Hemisphere and the budget cycles of our national oil company customers, with revenue flat to down modestly sequentially and Adjusted EBITDA margin in the mid-teens.”

Notable Awards and Achievements

Expro was named Champion Integrated Well Service Company and also received the Most Innovative Solution award for its OctopodaTM annulus intervention services at the OWI Global Awards 2022. Organized by Offshore Network, the awards recognize the best in well intervention excellence. Expro was also shortlisted for the Best Example in Collaboration, Best Project Outcome, and Plug and Abandonment (P&A) Excellence awards.

Expro continues to develop partnerships and win work beyond oil and gas, demonstrating that its well-established technologies and depth of expertise are transferable, and that our services and solutions can be utilized in support of the energy transition. Expro’s Geothermal business continues to develop globally, and we recently have secured a contract for shoot-and-pull Tubing Conveyed Perforating (TCP) work for multiple wells on a Carbon Capture Usage and Storage (CCUS) project in Wyoming.

Expro’s technical capabilities also helped secure a Subsea Plug & Abandonment contract. This is a new contract for a 21-well abandonment campaign offshore UK on a semi-submersible rig, with an expected duration of 36 months. Our Subsea team also successfully completed the pre-operations testing of our vessel-deployed, wire-through-water lightwell intervention, or LWI, system, is finalizing its work plan with the vessel owner and customer, and expects to be operational and revenue generative during the first quarter of 2023.

Expro’s broad range of services also helped secure a wireline services contract in the UK. This new contract complements the existing Well Test and Subsea Contract entered into in the first quarter of 2022 and provides a springboard to deliver additional services to this important client. Additionally, an integrated well test contract for rig-less sites in Saudi Arabia, was secured. In India, Expro secured a Drill Stem Testing / Tubing Conveyed Perforating (DST/TCP) contract for offshore operations.

The Company’s well construction team continues to demonstrate its position as the premium provider of tubular running services (TRS) and products, with contract wins and operational success across the world, including in Brazil, where the team won multiple contracts for the provision of TRS offshore services for a 48-month duration.

The acquisition of the SolaSense well surveillance business in March 2022 continues to deliver value to Expro clients through its Distributed Fiber Optic Sensing (DFOS) technology. One recent success involved a customer in Asia who was experiencing gas lift performance issues affecting its entire field production. Expro’s DFOS service was selected to jointly evaluate the integrity and monitor the gas lift performance during production in multiple wells. DFOS evaluation and data allowed the customer to maintain two days of production when compared with the associated shut-in times of other available surveillance technologies.

In the first quarter of 2023, Expro announced the acquisition of DeltaTek Global (“DeltaTek”). This acquisition creates a broader offering, as well as enhanced capabilities and technology within the well construction cementing portfolio, while accelerating DeltaTek’s international deployment ambitions through Expro’s global footprint. The DeltaTek range of low-risk open water cementing solutions increases clients’ operational efficiency, delivers rig time and cost savings, and improves the quality of cementing operations.

Segment Results

Unless otherwise noted, the following discussion compares the quarterly results for the fourth quarter of 2022 to the results for the third quarter of 2022.

North and Latin America (NLA)

NLA segment revenue totaled $132 million for the three months ended December 31, 2022, a decrease of $3 million, or 2%, compared to $135 million for the three months ended September 30, 2022. The decrease was primarily due to lower well management services revenue in Mexico and the U.S., partially offset by higher well construction services revenue in the Gulf of Mexico driven by higher customer activities.

NLA Segment EBITDA was $35 million, or 27% of revenues, during the three months ended December 31, 2022, compared to $40 million or 30% of revenues during the three months ended September 30, 2022. The decrease of $5 million in Segment EBITDA was attributable to lower activity and the reduction in Segment EBITDA margin was attributable to a less favorable product mix during the three months ended December 31, 2022.

Europe and Sub-Saharan Africa (ESSA)

ESSA segment revenue totaled $117 million for the three months ended December 31, 2022, an increase of $17 million, or 17%, compared to $100 million for the three months ended September 30, 2022. The increase in revenues was primarily driven by higher well flow management revenue in Congo from a new long term production solutions contract with Eni Congo S.A. and in the U.K. from increased customer activities.

ESSA Segment EBITDA was $30 million, or 26% of revenues, for the three months ended December 31, 2022, an increase of $12 million, or 67%, compared to $18 million, or 18% of revenues, for the three months ended September 30, 2022. The increase in Segment EBITDA and Segment EBITDA margin was primarily attributable to higher activity levels and a more favorable activity mix during the three months ended December 31, 2022.

Middle East and North Africa (MENA)

MENA segment revenue totaled $55 million for the three months ended December 31, 2022, an increase of $5 million, or 10%, compared to $50 million for the three months ended September 30, 2022. The increase in revenue was driven by higher well flow management services revenue in Algeria and the Kingdom of Saudi Arabia.

MENA Segment EBITDA was $19 million, or 35% of revenues, for the three months ended December 31, 2022, an increase of $4 million, or 27%, compared to $15 million, or 29% of revenues, for the three months ended September 30, 2022. The increase in Segment EBITDA and Segment EBITDA margin was primarily due to higher activity and a more favorable activity mix during the three months ended December 31, 2022.

Asia Pacific (APAC)

APAC segment revenue totaled $47 million for the three months ended December 31, 2022, a decrease of $3 million, or 6%, compared to $50 million for the three months ended September 30, 2022. The decrease in revenue was primarily due to lower subsea well access revenue in Australia and Malaysia.

APAC Segment EBITDA was $4 million, or 8% of revenues, for the three months ended December 31, 2022, an increase of $13 million compared to $(9) million, or (17)% of revenues, for the three months ended September 30, 2022. The increase in Segment EBITDA (despite the decrease in revenues) was primarily due to lower start-up and commissioning costs incurred on a large subsea project during the three months December 31, 2022 as compared to the three months ended September 30, 2022. Excluding $5 million and $17 million of start-up and commissioning costs during the three months ended December 31, 2022 and September, 30, 2022, respectively, Segment EBITDA would have been $9 million and $8 million and Segment EBITDA margin would have been 18% and 16% respectively, for the three months ended December 31, 2022 and September 30, 2022.

Other Financial Information

The Company’s capital expenditures totaled $31 million in the fourth quarter of 2022 and approximately $82 million for the full year 2022. Expro plans for capital expenditures in the range of approximately $120 million to $130 million for 2023.

As of December 31, 2022, Expro’s consolidated cash and cash equivalents, including restricted cash, totaled $218 million. The Company had no outstanding debt as of December 31, 2022 and has no outstanding debt today. The Company’s total liquidity as of December 31, 2022 was $348 million. Total liquidity includes $130 million available for drawdowns as loans under the Company’s new revolving credit facility entered into in connection with the Merger (the “New Facility”).

Expro’s provision for income taxes for the fourth quarter of 2022 was $12 million compared to $15 million in the prior quarter. The sequential change in income taxes was primarily due to changes in the mix of taxable profits between jurisdictions, in particular decreased taxable profits in Latin America. The Company’s effective tax rate on a U.S. generally accepted accounting principles (“GAAP”) basis for the three months and year ended December 31, 2022 also reflects liability for taxes in certain jurisdictions that tax on an other than pre-tax profits basis, including so-called “deemed profits” regimes.

The financial measures provided that are not presented in accordance with GAAP are defined and reconciled to their most directly comparable GAAP measures. Please see “Use of Non-GAAP Financial Measures” and the reconciliations to the nearest comparable GAAP measures.

Additionally, downloadable financials are available on the Investor section of www.expro.com.

Conference Call

The Company will host a conference call to discuss fourth quarter 2022 results on Thursday, February 23, 2023, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).

Participants may also join the conference call by dialing:

US: +1 (844) 200-6205

International: +1 (929) 526-1599

Access ID: 744040

To listen via live webcast, please visit the Investor section of www.expro.com.

The fourth quarter 2022 Investor Presentation is available on the Investor section of www.expro.com.

An audio replay of the webcast will be available on the Investor section of the Company’s website approximately three hours after the conclusion of the call and will remain available for a period of approximately 12 months.

To access the audio replay telephonically:

Dial-In: US +1 (929) 458-6194 or +44 (204) 525-0658

Access ID: 744577

Start Date: February 23, 2023, 1:00 p.m. CT

End Date: March 2, 2023, 11:00 p.m. CT

A transcript of the conference call will be posted to the Investor relations section of the Company’s website after the conclusion of the call.

ABOUT EXPRO

Working for clients across the entire well life cycle, Expro is a leading provider of energy services, offering cost-effective, innovative solutions and best-in-class safety and service quality. The Company’s extensive portfolio of capabilities spans well construction, well flow management, subsea well access, and well intervention and integrity.

With roots dating to 1938, Expro has more than 7,600 employees and provides services and solutions to leading energy companies in both onshore and offshore environments in approximately 60 countries.

For more information, please visit: www.expro.com and connect with Expro on Twitter @ExproGroup and LinkedIn @Expro.

Contact:

Karen David-Green - Chief Communications, Stakeholder & Sustainability Officer

+1 281 994 1056

InvestorRelations@expro.com

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this release include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections, operating results and environmental, social and governance goals, targets and initiatives. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties include the outcome and results of the integration process associated with the Merger, the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations, political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry, global or national health concerns, including health epidemics, such as COVID-19 and any variants thereof, the possibility of a swift and material decline in global crude oil demand and crude oil prices for an uncertain period of time, future actions of foreign oil producers such as Saudi Arabia and Russia, the timing, pace and extent of an economic recovery in the United States and elsewhere, inflationary pressures, the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations, and other guidance.

Such assumptions, risks and uncertainties also include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 that will be filed with the SEC, as well as other risks and uncertainties set forth from time to time in the reports the Company files with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, historical practice or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted cash flow from operations, cash conversion, adjusted net income (loss), and adjusted net income (loss) per diluted share, which may be used periodically by management when discussing financial results with investors and analysts. The accompanying schedules of this press release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. These non-GAAP financial measures are presented because management believes these metrics provide additional information relative to the performance of the business. These metrics are commonly employed by the management, financial analysts and investors to evaluate the operating and financial performance of Expro from period to period and to compare such performance with the performance of other publicly traded companies within the industry. You should not consider Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted cash flow from operations, cash conversion, adjusted net income (loss) and adjusted net income (loss) per diluted share in isolation or as a substitute for analysis of Expro’s results as reported under GAAP. Because Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted cash flow from operations, cash conversion, adjusted net income (loss) and adjusted net income (loss) per diluted share may be defined differently by other companies in the industry, the presentation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Expro defines Adjusted EBITDA as net loss adjusted for (a) income tax expense, (b) depreciation and amortization expense, (c) severance and other expense, (d) merger and integration expense, (e) gain on disposal of assets, (f) other income, net, (g) stock-based compensation expense, (h) foreign exchange (gains) losses and (i) interest and finance (income) expense, net. Adjusted EBITDA margin reflects Adjusted EBITDA expressed as a percentage of total revenue.

Contribution is defined as total revenue less cost of revenue excluding depreciation and amortization expense, adjusted for indirect support costs and stock-based compensation expense included in cost of revenue. Contribution margin is defined as contribution divided by total revenue, expressed as a percentage. Support costs is defined as indirect costs attributable to supporting the activities of the operating segments, research and engineering expenses and product line management costs included in cost of revenue, excluding depreciation and amortization expense, and general and administrative expense, excluding depreciation and amortization expense, which represent costs of running the corporate head office and other central functions, including logistics, sales and marketing and health and safety, and does not include foreign exchange gains or losses and other non-routine expenses. Adjusted cash flow from operations is defined as net cash (used in) provided by operating activities adjusted for cash paid during the period for interest, net, severance and other expense and merger and integration expense. Cash conversion is defined as Adjusted cash flow from operations divided by Adjusted EBITDA, expressed as a percentage.

The Company defines adjusted net income (loss) as net income (loss) before merger and integration expense, severance and other expense, stock-based compensation expense, and gain on disposal of assets, adjusted for corresponding tax benefits of these items. The Company defines adjusted net income (loss) per diluted share as net income (loss) per diluted share before merger and integration expense, severance and other expense, stock-based compensation expense, and gain on disposal of assets, adjusted for corresponding tax benefits of these items, divided by diluted weighted average common shares.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

EXPRO GROUP HOLDINGS N.V.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021	2022	2021

Total revenue	$350,966	$334,351	$295,669	$1,279,418	$825,762
Operating costs and expenses:
Cost of revenue, excluding depreciation and amortization	(277,548)	(283,695)	(252,373)	(1,057,356)	(701,165)
General and administrative expense, excluding depreciation and amortization	(10,444)	(18,593)	(54,944)	(58,387)	(73,880)
Depreciation and amortization expense	(34,538)	(34,825)	(44,111)	(139,767)	(123,866)
Gain on disposal of assets	-	-	1,000	-	1,000
Merger and integration expense	(4,996)	(1,629)	(28,450)	(13,620)	(47,593)
Severance and other expense	(2,411)	(3,242)	(1,729)	(7,825)	(7,826)
Total operating cost and expenses	(329,937)	(341,984)	(380,607)	(1,276,955)	(953,330)
Operating income (loss)	21,029	(7,633)	(84,938)	2,463	(127,568)
Other income, net	1,477	432	2,681	3,149	3,992
Interest and finance (expense) income, net	(3,468)	1,502	(6,242)	(241)	(8,795)
Income (loss) before taxes and equity in income of joint ventures	19,038	(5,699)	(88,499)	5,371	(132,371)
Equity in income of joint ventures	5,590	3,510	5,239	15,731	16,747
Income (loss) before income taxes	24,628	(2,189)	(83,260)	21,102	(115,624)
Income tax expense	(11,697)	(15,405)	(7,944)	(41,247)	(16,267)
Net income (loss)	$12,931	$(17,594)	$(91,204)	$(20,145)	$(131,891)

Net income (loss) per common share:
Basic	$0.12	$(0.16)	$(0.84)	$(0.18)	$(1.64)
Diluted	$0.12	$(0.16)	$(0.84)	$(0.18)	$(1.64)
Weighted average common shares outstanding:
Basic	108,743,078	108,708,651	109,119,301	109,072,761	80,525,694
Diluted	109,348,871	108,708,651	109,119,301	109,072,761	80,525,694

EXPRO GROUP HOLDINGS N.V.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,	December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$214,788	$235,390
Restricted cash	3,672	4,457
Accounts receivable, net	419,237	319,286
Inventories	153,718	125,116
Assets held for sale	2,179	6,386
Income tax receivables	26,938	20,561
Other current assets	44,975	52,938
Total current assets	865,507	764,134

Property, plant and equipment, net	462,316	478,580
Investments in joint ventures	66,038	57,604
Intangible assets, net	229,504	253,053
Goodwill	220,980	179,903
Operating lease right-of-use assets	74,856	83,372
Non-current accounts receivable, net	9,688	11,531
Other non-current assets	8,263	26,461
Total assets	$1,937,152	$1,854,638

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$272,704	$213,152
Income tax liabilities	37,151	22,999
Finance lease liabilities	1,047	1,147
Operating lease liabilities	19,057	19,695
Other current liabilities	107,750	74,213
Total current liabilities	437,709	331,206

Deferred tax liabilities, net	30,419	31,744
Post-retirement benefits	11,344	29,120
Non-current finance lease liabilities	13,773	15,772
Non-current operating lease liabilities	60,847	73,688
Other non-current liabilities	97,165	75,537
Total liabilities	651,257	557,067

Total stockholders’ equity	1,285,895	1,297,571
Total liabilities and stockholders’ equity	$1,937,152	$1,854,638

EXPRO GROUP HOLDINGS N.V.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended
	December 31,
Cash flows from operating activities:	2022	2021
Net loss	$(20,145)	$(131,891)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	139,767	123,866
Equity in income of joint ventures	(15,731)	(16,747)
Stock-based compensation expense	18,486	54,162
Changes in fair value of investments	1,199	(511)
Elimination of unrealized profit on sales to joint ventures	-	174
Debt issuance expense	-	5,166
Gain on disposal of assets	-	(1,000)
Deferred taxes	(1,326)	(737)
Unrealized foreign exchange losses	6,116	1,407
Changes in assets and liabilities:
Accounts receivable, net	(97,758)	(20,256)
Inventories	(26,037)	906
Other assets	4,365	12,683
Accounts payable and accrued liabilities	35,491	5,371
Other liabilities	31,435	(5,981)
Income taxes, net	10,209	(2,056)
Dividends received from joint ventures	7,283	4,058
Other	(13,185)	(12,470)
Net cash provided by operating activities	80,169	16,144

Cash flows from investing activities:
Capital expenditures	(81,904)	(81,511)
Cash and cash equivalents and restricted cash acquired in the Merger	-	189,739
Acquisition of technology	(7,967)	-
Proceeds from disposal of assets	7,279	3,818
Proceeds from sale / maturity of investments	11,386	-
Net cash (used in) provided by investing activities	(71,206)	112,046

Cash flows from financing activities:
(Cash pledged for) release of collateral deposits	(70)	162
Repayment of financed insurance premium	(7,245)	(227)
Payments of loan issuance and other transaction costs	(132)	(5,123)
Acquisition of Company common stock	(12,996)	-
Payment of withholding taxes on stock-based compensation plans	(4,168)	(818)
Repayments of finance leases	(1,001)	(1,170)
Net cash used in financing activities	(25,612)	(7,176)

Effect of exchange rate changes on cash and cash equivalents	(4,738)	(1,876)
Net (decrease) increase to cash and cash equivalents and restricted cash	(21,387)	119,138
Cash and cash equivalents and restricted cash at beginning of year	239,847	120,709
Cash and cash equivalents and restricted cash at end of year	$218,460	$239,847

Supplemental disclosure of cash flow information:
Cash paid for income taxes net of refunds	$(33,171)	$(20,130)
Cash paid for interest, net	(3,851)	(4,192)
Change in accounts payable and accrued expenses related to capital expenditures	(14,721)	(8,191)
Fair value of net assets acquired in the Merger, net of cash and cash equivalents	-	552,543

EXPRO GROUP HOLDINGS N.V.

SELECTED OPERATING SEGMENT DATA

(In thousands)

(Unaudited)

Segment Revenue and Segment Revenue as Percentage of Total Revenue:

	Three Months Ended						Year Ended
	December 31,		September 30,		December 31,		December 31,		December 31,
	2022		2022		2021		2022		2021
NLA	$131,684	38%	$134,574	40%	$100,394	34%	$499,813	39%	$193,156	23%
ESSA	117,344	33%	99,809	30%	94,322	32%	389,342	30%	300,557	36%
MENA	55,387	16%	50,030	15%	49,464	17%	201,495	16%	171,136	21%
APAC	46,551	13%	49,938	15%	51,489	17%	188,768	15%	160,913	20%
Total	$350,966	100%	$334,351	100%	$295,669	100%	$1,279,418	100%	$825,762	100%

Segment EBITDA(1), Segment EBITDA Margin(2), Adjusted EBITDA and Adjusted EBITDA Margin(3):

	Three Months Ended						Year Ended
	December 31,		September 30,		December 31,		December 31,		December 31,
	2022		2022		2021		2022		2021
NLA	$35,153	27%	$39,743	30%	$21,162	21%	$135,236	27%	$32,254	17%
ESSA	30,179	26%	17,760	18%	19,859	21%	74,681	19%	53,336	18%
MENA	19,433	35%	14,667	29%	16,076	33%	63,315	31%	56,312	33%
APAC (5)	3,673	8%	(8,617)	(17)%	12,206	24%	4,850	3%	33,444	21%
	88,438		63,553		69,303		278,082		175,346
Corporate costs (4)	(23,954)		(18,849)		(23,985)		(87,580)		(66,153)
Equity in income of joint ventures	5,590		3,510		5,239		15,731		16,747
Adjusted EBITDA	$70,074	20%	$48,214	14%	$50,557	17%	$206,233	16%	$125,940	15%

(1)

Expro evaluates its business segment operating performance using Segment Revenue, Segment EBITDA and Segment EBITDA Margin. Expro’s management believes Segment EBITDA and Segment EBITDA Margin are useful operating performance measures as they exclude transactions not related to its core operating activities, corporate costs and certain non-cash items and allows Expro to meaningfully analyze the trends and performance of its core operations by segment as well as to make decisions regarding the allocation of resources to segments.

(2)	Expro defines Segment EBITDA Margin as Segment EBITDA divided by Segment Revenue, expressed as a percentage.

(3)	Expro defines Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue, expressed as a percentage.

(4)	Corporate costs include the costs of running our corporate head office and other central functions that support the operating segments, including research, engineering and development, logistics, sales and marketing and health and safety and are not attributable to a particular operating segment.

(5)	APAC Segment EBITDA, excluding $5 million and $17 million, respectively, of start-up and commissioning costs on a large subsea project during the three months ended December 31, 2022 and September 30, 2022, would have been $9 million and $8 million, respectively, and APAC Segment EBITDA margin would have been 18% and 16%, respectively. APAC Segment EBITDA, excluding $28 million of such start-up and commissioning costs during the year ended December 31, 2022, would have been $33 million and APAC Segment EBITDA margin would have been 17%.

EXPRO GROUP HOLDINGS N.V.

REVENUE BY AREAS OF CAPABILITIES

(In thousands)

(Unaudited)

	Three Months Ended						Year Ended
	December 31,		September 30,		December 31,		December 31,		December 31,
	2022		2022		2021		2022		2021
Well construction	$137,754	39%	$129,455	39%	$112,126	38%	$500,438	39%	$112,126	14%
Well management (1)	213,212	61%	204,896	61%	183,543	62%	778,980	61%	713,636	86%
Total	$350,966	100%	$334,351	100%	$295,669	100%	$1,279,418	100%	$825,762	100%

(1)	Well management consists of well flow management, subsea well access, and well intervention and integrity.

EXPRO GROUP HOLDINGS N.V.

CONTRIBUTION, CONTRIBUTION MARGIN AND SUPPORT COSTS

(In thousands)

(Unaudited)

Contribution(1) and Contribution Margin(2):

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021 (6)	2022	2021 (6)

Total revenue	$350,966	$334,351	$295,669	$1,279,418	$825,762

Cost of revenue, excluding depreciation and amortization	(277,548)	(283,695)	(252,373)	(1,057,356)	(701,165)
Indirect costs (included in cost of revenue)	60,324	58,097	62,302	238,846	169,434
Stock-based compensation expense	1,466	2,383	12,354	7,658	12,354
Direct costs (excluding depreciation and amortization) (3)	(215,758)	(223,215)	(177,717)	(810,852)	(519,377)
Contribution (5)	$135,208	$111,136	$117,952	$468,566	$306,385

Contribution margin	39%	33%	40%	37%	37%

Support Costs(4):

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021 (6)	2022	2021 (6)

Cost of revenue (excluding depreciation and amortization)	$277,548	$283,695	$252,373	$1,057,356	$701,165
Direct costs (excluding depreciation and amortization)	(215,758)	(223,215)	(177,717)	(810,852)	(519,377)
Stock-based compensation expense	(1,466)	(2,383)	(12,354)	(7,658)	(12,354)
Indirect costs (included in cost of revenue)	60,324	58,097	62,302	238,846	169,434
General and administrative, (excluding depreciation and amortization expense, foreign exchange, and other non-routine costs)	10,333	8,321	10,095	39,030	27,647
Total support costs	$70,657	$66,418	$72,397	$277,876	$197,081

Total support costs as a percentage of revenue	20%	20%	24%	22%	24%

(1)

Expro defines Contribution as Total Revenue less Cost of Revenue, excluding depreciation and amortization expense, adjusted for indirect support costs and stock-based compensation expense included in Cost of Revenue.

(2)	Contribution margin is defined as Contribution as a percentage of Revenue.

(3)	Direct costs include personnel costs, sub-contractor costs, equipment costs, repairs and maintenance, facilities, and other costs directly incurred to generate revenue.

(4)

Support costs includes indirect costs attributable to support the activities of the operating segments, research and engineering expenses and product line management costs included in Cost of revenue, and General and administrative expenses representing costs of running our corporate head office and other central functions, including, logistics, sales and marketing and health and safety and does not include foreign exchange gains or losses and other non-routine expenses.

(5)	Contribution, excluding $5 million and $17 million, respectively, of start-up and commissioning costs on a large subsea project during the three months ended December 31, 2022 and September 30, 2022, would have been $140 million and $128 million, respectively, and Contribution margin would have been 40% and 38%, respectively. Contribution, excluding $28 million of such start-up and commissioning costs during the year ended December 31, 2022, would have been $496 million and Contribution margin would have been 39%.

(6)	During the first quarter of 2022, as part of the integration process, management aligned Legacy Frank’s direct and geography-based support costs with Expro’s definition. Accordingly, comparative information of direct costs, indirect costs, contribution and total support costs for the three months and year ended December 31, 2021, has been reclassified to conform to current period presentation.

EXPRO GROUP HOLDINGS N.V.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATION

(In thousands)

(Unaudited)

Adjusted EBITDA Reconciliation and Adjusted EBITDA Margin:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021	2022	2021

Total revenue	$350,966	$334,351	$295,669	$1,279,418	$825,762

Net income (loss)	$12,931	$(17,594)	$(91,204)	$(20,145)	$(131,891)

Income tax expense	11,697	15,405	7,944	41,247	16,267
Depreciation and amortization expense	34,538	34,825	44,111	139,767	123,866
Severance and other expense	2,411	3,242	1,729	7,825	7,826
Merger and integration expense	4,996	1,629	28,450	13,620	47,593
Gain on disposal of assets	-	-	(1,000)	-	(1,000)
Other income, net	(1,477)	(432)	(2,681)	(3,149)	(3,992)
Stock-based compensation expense	3,554	4,684	54,162	18,486	54,162
Foreign exchange (gain) loss	(2,044)	7,957	2,804	8,341	4,314
Interest and finance expense (income), net	3,468	(1,502)	6,242	241	8,795
Adjusted EBITDA (1)	$70,074	$48,214	$50,557	$206,233	$125,940

Adjusted EBITDA margin (1)	20%	14%	17%	16%	15%

(1)	Excluding $5 million and $17 million, respectively, of start-up and commissioning costs on a large subsea project during the three months ended December 31, 2022 and September 30, 2022, Adjusted EBITDA would have been $75 million and $65 million, respectively, and Adjusted EBITDA margin would have been 21% and 19%, respectively. Excluding $28 million of such start-up and commissioning costs during the year ended December 31, 2022, Adjusted EBITDA Margin would have been $234 million and Adjusted EBITDA margin would have been 18%.

EXPRO GROUP HOLDINGS N.V.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATION

(In thousands)

(Unaudited)

Adjusted Cash Flow from Operations Reconciliation:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021	2022	2021

Net cash provided by (used in) operating activities	$92,943	$(667)	$15,690	$80,169	$16,144
Cash paid during the period for interest, net	961	891	1,176	3,851	4,192
Cash paid during the period for severance and other expense	697	2,501	1,836	3,970	8,052
Cash paid during the period for merger and integration expense	4,350	5,525	22,390	27,344	36,921
Adjusted Cash Flow from Operations	$98,951	$8,250	$41,092	$115,334	$65,309

Adjusted EBITDA	$70,074	$48,214	$50,557	$206,233	$125,940

Cash conversion (1)	141%	17%	81%	56%	52%

(1)	Expro defines Cash Conversion as Adjusted Cash Flow from Operations divided by Adjusted EBITDA, expressed as a percentage.

EXPRO GROUP HOLDINGS N.V.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATION

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Diluted Share:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2022	2022	2021	2022	2021

Net income (loss)	$12,931	$(17,594)	$(91,204)	$(20,145)	$(131,891)
Adjustments:
Merger and integration expense	4,996	1,629	28,450	13,620	47,593
Severance and other expense	2,411	3,242	1,729	7,825	7,826
New facility expense	-	-	4,603	-	5,166
Stock-based compensation expense	3,554	4,684	54,162	18,486	54,162
Gain on disposal of assets	-	-	(1,000)	-	(1,000)
Total adjustments, before taxes	10,961	9,555	87,944	39,931	113,747
Tax benefit	(70)	(21)	(441)	(524)	(956)
Total adjustments, net of taxes	10,891	9,534	87,503	39,407	112,791
Adjusted net income (loss) attributable to company	$23,822	$(8,060)	$(3,701)	$19,262	$(19,100)

As reported diluted weighted average common shares outstanding	109,348,871	108,708,651	109,119,301	109,072,761	80,525,694

As reported net loss per diluted share	$0.12	$(0.16)	$(0.84)	$(0.18)	$(1.64)
Adjusted net income (loss) per diluted share	$0.22	$(0.07)	$(0.03)	$0.18	$(0.24)